ASSET PURCHASE AGREEMENT

dated as of June 30, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into effective as of June 30, 2008 (the “Effective Date”), by and between * (“Purchaser”), and * (“Seller”), a Delaware corporation.

RECITALS:

WHEREAS, Seller is engaged in the business of (i) providing merchant processing and customer services to assist merchants in point of sale (“POS”) transactions and solutions, (ii) development and marketing of software that assists restaurants in taking orders and collecting payment online, (iii) providing loans secured by revenues from merchant transactions, (iv) selling prepaid debit cards, (v) assisting companies in the acceptance of electronic checks and use of ACH transactions, (v) providing gateways for merchant transactions over the internet, including information and guaranty programs relating to chargebacks (collectively, the "Business"); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain contractual obligations of Seller relating to the Business, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF ASSETS AND CLOSING

1.01  Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases, for the purchase price set forth below, the following assets of Seller (the "Assets"), free and clear of all Liens other than Permitted Liens:

(a) Contracts.

(i) All contracts between Seller and backend processing companies (the “Processors”), including without limitation, sales agent application and agreements, sales representative agreements, or other similar agreements with Priority, Cornerstone, Cynergy, Elavon, CPM Gateway, and others (“Sales Rep Agreements”);

(ii) Contract rights to the phone numbers listed in Exhibit 1.01(a)(ii) attached hereto;

(iii) All other contracts to which Selller is a party and which are utilized in the conduct of the Business, which contracts are listed in 1.01(a)(iii) attached hereto ;

(iv) Leases for the real property located at 3761 Venture Drive Suite 235 Duluth, GA 30096 and 5923 Chapman Highway, Knoxville, TN 37920 (the “Leases”).

(b) Intellectual Property. The following intellectual property assets (the “Intellectual Property Assets”):

(i) Trademarks/Tradenames. All Intellectual Property used in the conduct of the Business (including without limitation all rights in the name “GVPN” and “*”) on a worldwide basis;

(ii) Licenses. Software Licenses for all software residing on the computers and servers included in the Assets, or used by Seller in connection with the Business;

(iii) Software. All right, title and interest in and to proprietary software programs used by Seller, including all intellectual property rights therein, including without limitation copyright, and all documentation relating thereto, including without limitation, object and source code and user and training manuals;

(iv) Website. Rights to the domain names set forth in Exhibit 1.01(b)(iv) (the “Domain Names”) and all content residing thereon, including without limitation, the object and source code thereto and all intellectual property rights, including without limitation copyright, therein; and

(v) Marketing Materials. All right, title and interest in and to the marketing materials used by Seller in connection with the Business, including all intellectual property rights therein, including without limitation copyright.

(c) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets (the “Business Books and Records”);

(d) Tangible Assets. The computers and computer servers listed in Exhibit 1.01(d).

(e) Other Assets and Properties. All other assets and properties of Seller used or held for use in connection with the Business, exclusive of cash, bank accounts and receivables, existing as of the Effective Date.

1.02 Liabilities.

(a) Assumed Liabilities. Purchaser hereby assumes and agrees to pay, perform and discharge when due obligations under the Sales Rep Agreements and the Leases, but only to the extent arising or accruing after the date hereof (the “Assumed Liabilities”). Except as set forth in the immediately preceding sentence, Purchaser is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller, and Seller agrees that Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of Seller, in a timely manner.

(b) The parties hereto expressly acknowledge and agree that, without limiting the generality of Section 1.02(a) above, Purchaser does not adopt or assume, and shall have no obligation to adopt or assume, and shall have no liability whatsoever to Seller, any employees of Seller, or any other person, with respect to any collective bargaining agreement or any employee benefit plan currently maintained by, or contributed to, by Seller, or by which Seller is or ever has been bound, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Seller (collectively, the “Benefited Persons”), whether arrived at through collective bargaining or otherwise.

1.03 Purchase Price. The total purchase price to be paid by Purchaser to Seller for the Assets (the “Purchase Price”) shall consist of, and be payable, as follows:

(a) Two Hundred Fifty Thousand Dollars ($250,000.00), paid contemporaneously herewith;

(b) Two Hundred Fifty Thousand Dollars ($250,000.00), to be paid on or prior to March 31, 2009;

(c) Two Hundred Fifty Thousand Dollars ($250,000), to be paid on or prior to June 30, 2009;

(d) Two Hundred Fifty Thousand Dollars ($250,000), to be paid on or prior to June 30, 2010; and

(e) Three Million shares of common stock of FNDS3000 Corp. (the “Parent Shares”), the parent company of Purchaser (“Parent”).

Notwithstanding the foregoing or anything in this Agreement to the contrary, Purchaser shall not be required to make any of the payments under Section 1.03(b), 1.03(c) or 1.03(d) unless and until all UCC financing statements that are outstanding against the assets of Seller as of the Effective Date have been terminated.

1.04  Earnout. In addition to the Purchase Price set forth above, as additional purchase price, the Seller shall be entitled to receive up to an additional 2 million Parent Shares, subject to the achievement of certain financial performance goals (“Milestones”) of Purchaser as follows:

(i) Within thirty days after Purchaser achieves monthly Gross Margin (as defined below) of $62,500 in three consecutive calendar months (excluding the months of December and January), Purchaser shall deliver to Seller an additional five hundred thousand Parent Shares;

(ii)  Within thirty days after Purchaser achieves monthly Gross Margin of $80,000 in three consecutive calendar months (excluding December and January), the Purchaser shall deliver to Seller an additional one million five hundred thousand Parent Shares.
(iii) For purposes of determining whether a Milestone has been achieved, “Gross Margin” shall mean the gross revenues of Purchaser less (i) the direct cost of sales, and less (ii) the total compensation earned by Bruce Reisman in each case, as determined in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent bases by Purchaser.

1.05  Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Exhibit 1.05. Each party hereto agrees (i) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation and (ii) that no party will take a position on any income, transfer or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the consent of the other party.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, subject to the exceptions specifically disclosed in the Disclosure Schedule attached hereto, the sections of which correspond to the Sections of this Agreement.

2.01 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of [Georgia], and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its assets and properties used in the Business. Seller is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.01 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of the Business, makes such qualification, licensing or admission necessary.

2.02 Authority; Execution. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Purchaser, will constitute legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.

2.03 No Conflicts. The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or bylaws of Seller;

(b) conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller or any of the Assets; or

(c) except as disclosed in Section 2.03 of the Disclosure Schedule, (i) conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of the Assets under, any Contract or License to which Seller is a party or by which any of the Assets is bound.

2.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.05 Financial Statements. Section 2.05 of the Disclosure Schedule sets forth financial statements of the Business for the calendar years ended December 31, 2007 and December 31, 2006 (“Financial Statements”). The Financial Statements are true, correct and complete in all respects and were prepared in accordance with GAAP consistently applied throughout the periods indicated (except to the extent that certain notes and supplemental information otherwise required in accordance with GAAP are not included in the Financial Statements, the effect of which will not, individually or in the aggregate, be materially adverse). Section 2.05 of the Disclosure Schedule sets forth certain financial information regarding the results of operations for the Business during 2008 (the “Interim Financial Information”). The Interim Financial Information is true, correct and complete. The Financial Statements and the Interim Financial Information were prepared from the books and records of Seller and fairly and accurately set forth the results of operations and financial position of the Business, for the periods indicated.

2.06 Absence of Changes. Except for the execution and delivery of this Agreement, since December 31, 2007, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Condition of the Business.

2.07 No Undisclosed Liabilities. Except as reflected or reserved against in the December 31, 2007 balance sheet of the Business or as disclosed in Section 2.07 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Condition of the Business.

2.08 Taxes.

(a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Effective Date, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable or responsible therefore.

(b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect the Business or would result in Purchaser becoming liable therefore.

(c) Seller has filed on a timely basis (or has received a valid extension to file) with the appropriate Tax Authorities all Tax Returns applicable to the Business or the Assets, and all such returns are true, correct, and complete in all respects.

2.09 Legal Proceedings. Except as disclosed in Section 2.09 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of the Assets; and

(b) there are no Orders outstanding against Seller with respect to the Business or the Assets.

2.10 Compliance With Laws and Orders. Except as disclosed in Section 2.10 of the Disclosure Schedule, Seller is not, nor has it at any time within the last three (3) years been, nor has it received any notice that it is or has at any time within the last three (3) years been, in violation of or in default under any Law or Order applicable to the Business or the Assets.

2.11 Employee Benefits; ERISA. Seller has no liability under, nor is it subject to any Lien, restriction or other adverse right relating to, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any multiemployer plans (as defined in Section 3(37) of ERISA) or any other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance stock purchase, stock option or other fringe benefit plan, arrangement or practice maintained, or contributed to, by Seller for the benefit of any current or former employees, officers or directors (collectively, the “Benefit Plans”) (i) that would affect in any manner whatsoever Purchaser’s right, title and interest in, or right to use or enjoy (free and clear of any Lien, other than Permitted Liens), the Assets or (ii) that would result in the assumption by or imposition on Purchaser of any liability. All Benefit Plans of Seller are set forth in Section 2.11 of the Disclosure Schedule.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule sets forth a list of all patents, patent applications, copyright registrations (and applications therefore), trademark and trade name registrations (and applications therefore), Internet domain names and trade names owned by Seller and used in the Business. All registrations and applications to register the Intellectual Property Assets in each of the countries in which any of the same is registered are valid and subsisting in all respects and have been properly maintained in all respects. Section 2.12(a) of the Disclosure Schedule also sets forth a list of any unregistered trademarks, trade names, service marks, brand names, logos or other identifiers for the products of Seller or otherwise used in the Business.

(b) Section 2.12(b) of the Disclosure Schedule sets forth a list of all patents, software and other technology used in the Business and for which the Seller does not own all right, title and interest (collectively, the “Third Party Technology”), and all license agreements or other contracts pursuant to which the Seller has the right to use the Third Party Technology (the “Third Party Licenses”). Seller has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is incorporated or used in the Business, and no royalties or other compensation is payable for the right to use such Third Party Technology other than as expressly set forth in the Third Party Licenses. Seller has not received notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder, and Seller has used the Third Party Technology in accordance with all of the terms of the Third Party Licenses. Seller is not in breach of any Third Party Licenses.

(c) All the Intellectual Property Assets are owned by Seller free and clear of all Liens, other than Permitted Liens. Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller’s ownership or rights in the Intellectual Property Assets or claiming that any other Person has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property Assets.

(d) Except as set forth in Section 2.12(d) of the Disclosure Schedule, Seller has obtained an enforceable written assignment of all right, title and interest in and to each item of the Intellectual Property Assets owned by Seller from each Person participating in the discovery, development or creation of such item and has provided to Purchaser true and correct copies of each such assignment. Except as otherwise provided in Section 2.12(d) of the Disclosure Schedule, Seller has no obligation to compensate, or to obtain the consent of, any third party for the use of any item of the Intellectual Property Assets. All employees, independent contractors, or other persons who have had access to or participated in the development in any of the Intellectual Property Assets owned by Seller have signed appropriate confidentiality and non-disclosure agreements and, in the case of independent contractors, appropriate work for hire agreements and assignments, sufficient to protect Seller’s ownership rights in the Intellectual Property Assets and the unauthorized use or disclosure of same.

(e) Neither Seller’s operation of the Business prior to Effective Date nor the Intellectual Property Assets infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other Person. Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by Seller’s operation of the Business or the Intellectual Property Assets.

(f) There is neither pending nor, to the Knowledge of Seller, threatened any suit, action, claim, arbitration, grievance, litigation, administrative or legal or other proceeding, or investigation, against Seller or its licensors contesting the validity of, or Seller’s right to use, any of the Intellectual Property Assets.

(g) To the Knowledge of Seller, no other Person is infringing or misappropriating the Intellectual Property Assets.

(h) The Intellectual Property Assets contain all of the Intellectual Property used or held for use in, and necessary for the conduct of, the Business as conducted by Seller as of the EffectiveDate.

2.13 Contracts.

(a) Section 2.13(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements related to the Business (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party and by which any of the Assets is bound:

(i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans) involving an obligation of Seller to make payments, other than with respect to salary in the ordinary course of business, to any Employee;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with Seller in connection with the Business;

(iii) all partnership, joint venture or other similar Contracts with any Person in connection with the Business;

(iv) all Contracts with licensors, licensees, sales agencies or franchises with whom Seller deals in connection with the Business;

(v) all Sales Rep Agreements (together with a list of the merchant contracts entered into with respect to each such agreement);

(vi) all Contracts between or among Seller, on the one hand, and any officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate, on the other hand;

(vii) all collective bargaining or similar labor Contracts;

(viii) all other Contracts with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $10,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to Seller.

(b) Each Contract required to be disclosed in Section 2.13(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and Seller nor, to the Knowledge of Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any respect.

(c) There are at least 900 merchant contracts pursuant to which Seller obtains revenues under the Sales Rep Agreements. Each such merchant contract is in full force and effect as of the date hereof.

2.14 Licenses. Section 2.14 of the Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered or made available to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.17 of the Disclosure Schedule: (a) Seller owns or validly holds all Licenses that are material to the Business; (b) each License is valid, binding and in full force and effect; (c) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and (d) as of the Effective Date, all such Licenses will be validly assigned to Purchaser.

2.15 Affiliate Transactions. Except as disclosed in Section 2.15 of the Disclosure Schedule, no officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate (a) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of Seller, (b) has any outstanding loan to or from Seller, or (c) is a party to or has any interest in any Contract with Seller.

2.16 Employees; Labor Relations.

(a) Section 2.16(a) of the Disclosure Schedule contains a list of the name of each Employee, together with such Employee’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee in effect as of the date hereof. Each Employee has executed a nondisclosure agreement in the form provided to Purchaser. To the Knowledge of Seller, no Employee is in violation of any agreement relating to the relationship of such Employee with Seller.

(b) Except as disclosed in Section 2.16(b) of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought against Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Seller is in compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining with respect to the Employees.

2.17 Investigation by Seller; Parent Shares. The Seller acknowledges that the Seller and its representatives have had an opportunity to ask questions of and receive answers from the Parent, or persons acting on the Parent’s behalf, concerning the financial condition and performance of the Parent and to view the books and records of the Parent, and that such inquiry and review were completed to the Seller’s satisfaction. . The Seller’s representatives have such knowledge and experience in financial, securities, investment and other business maters that they are capable of evaluating the merits and risks of the acquisition of the Parent Shares and are able to adequately protect the interest of the Seller. The Seller can bear the risks of the investment in the Parent Shares for an indefinite period. The Parent Shares are being acquired for the Seller’s own account for investment and not with a view to distribution or resale and Seller has no immediate plans to sell, pledge, transfer or hypothecate the Parent Shares. Seller acknowledges that Seller will be an “affiliate” of Parent, as defined by the Securities Act of 1933, and that Seller is aware of the requirements and restrictions applicable to Seller as a result of such status. Seller agrees that it will comply with all securities laws, rules and regulations relating to its holding, ownership and sale of the Parent Shares.

2.18 Title; Condition of Assets. Seller has good and marketable title to the Assets free and clear of all Liens. The Assets are in good working condition, normal wear and tear excepted, and are suitable for their intended purposes.

2.19 Entire Business. The sale of the Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible assets and property used by Seller (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller, other than cash, bank accounts and receivables existing as of the Effective Date. There are no shared facilities or services which are used in connection with the Business and any other business or other operations of Seller or any of Seller’ respective Affiliates or Associates.

2.20 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule (including without limitation the Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

2.21 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in a manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.01 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by Seller, constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors rights and to general principles of equity.

3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of Purchaser; or (b) conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties.

3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.05 Legal Proceedings. There are no Actions or Proceedings pending against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

3.06 Brokers. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in a manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV
CLOSING DELIVERIES

Contemporaneously herewith, Seller shall deliver to Purchaser the following:

(i) Employment Agreement duly executed by Victor Gerber;

(ii) Non-competition/Non-solicitation agreement, duly executed by Victor Gerber,

(iii)  Intentionally left blank.

(iv) Consents executed by each Processor approving the assignment to Purchaser of each of their respective contracts with Seller.

(v) Consent of each landlord for the premises subject to the leases, consenting to the assignment of the Leases to Buyer.

(vi) Bill of Sale

(vii) Copyright Assignment, pursuant to which Seller assigns all right, title and interest in and to the proprietary software owned or used by Seller in the Business.

(viii) Opinion of Counsel to Seller

(ix) Evidence of the approval of the transactions contemplated herein by Seller’s board of directors and shareholders.

(x) Evidence of the assignment to Seller of all right, title and interest in all deliverables provided by Howard Falcon, or any of his Affiliates, to Seller, and confirmation of Seller’s exclusive ownership interest therein.

(xi) Documents necessary to transfer the Domain Names.

(xii) Such other documents of transfer as may be necessary to transfer the Domain Name, the telephone number and any of the other Assets, and to perfect title therein in Purchaser.

ARTICLE V
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

5.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Purchaser has the right to rely fully upon the representations and warranties of Seller contained in this Agreement. The representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the consummation of the Acquisition indefinitely.

ARTICLE VI
INDEMNIFICATION; POST-CLOSING OBLIGATIONS

6.01 Indemnification.

Subject to the other Sections of this Article VI, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty on the part of Seller contained in this Agreement (determined in all cases as if the terms “material” or “materially” were not included therein); (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement; (iii) any Loss suffered by Purchaser from the operation of the Business prior to the Effective Date, and (iv) any failure of Seller to transfer the Assets to Purchaser free and clear of all Liens (other than Permitted Liens).

6.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 6.01 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 6.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Purchaser Indemnified Party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim, but only to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 6.02 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 6.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be reasonably and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full by reason of Section 6.03). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time subsequent to the delivery of a Claim Notice to the Indemnified Party and prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 6.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest; and provided, further, that the Indemnified Party may choose separate counsel at the sole cost and expense of the Indemnifying Party in the event that a conflict of interest arises between the Indemnified Party and the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6.02(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 6.02 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to assume the defense of the Third Party Claim within the Dispute Period or fails to prosecute reasonably and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 6.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 6.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 6.02, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 6.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. Purchaser shall have the right to set off any amounts Seller owes it under this Section 6.02 against the Purchase Price or the Earnout.

(b) In the event any Indemnified Party has a claim under Section 6.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or if the Indemnifying Party fails to deliver a notice to the Indemnified Party within the Dispute Period, then the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 6.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

6.03 Employee Matters. Purchaser shall offer employment to the Employees of Seller listed on Schedule 6.03. Except as provided in the preceding sentence, Purchaser shall have no obligation to offer employment to or employ any Employees. Purchaser shall have no liability in respect of any Employees for salary, compensation, severance, stock options or stock option plans, health, welfare, retirement or other benefits arising out of employment with Seller. Seller shall indemnify and hold Purchaser harmless against any and all damages, losses and liabilities associated with or related to the failure of Seller to pay any amounts due to Employees and arising out of their employment with a Seller.

6.04 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Effective Date, at Purchaser’s request, without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’ title to, all of the Business and the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements. In addition, each Party agrees to cooperate with the other to the extent that it receives funds that belong to the other. For example, in the event that Purchaser receives revenues from any contracts assumed hereunder that relate to the period prior to the Effective Date, it shall promptly remit such amounts to Seller. Similarly, if Seller receives any revenues from the contracts assumed by Purchaser hereunder and that relate to a period subsequent to the Effective Date, Seller shall promptly remit such amounts to Purchaser.

6.05 Access to Records. Following the Effective Date, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Effective Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (a) the preparation of Tax Returns, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Governmental or Regulatory Authority, (d) the determination or enforcement of the rights and obligations of any Indemnified Party or (e) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending five (5) years after the EffectiveDate not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made. Notwithstanding anything to the contrary contained in this Section 6.05, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records relating to the matter in dispute shall be subject to applicable rules relating to discovery.

6.06 Taxes. Seller shall assume and pay all liabilities for sales, use, transfer and other Taxes arising from the transfer of the Assets to Purchaser.

6.07 Public Announcements. Neither party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party hereto, except that a party may make any disclosure required to be made under applicable law or stock exchange rule if such party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other party.
6.08 Name Change. Seller shall, within thirty (30) days after the Effective Date, change its corporate name so that it does not contain the term “*” or any other words that could be confusingly similar thereto. In addition, Seller agrees that, it shall not utilize any fictitious name that contains the term “Atlas.”

6.09 Release of Financing Statements. Seller agrees that it shall, promptly and, in any event within sixty (60) days following the Effective Date, cause termination statements to be filed with respect to all UCC financing statements that are of record in any jurisdiction as of the Effective Date and that list Seller as the debtor.

ARTICLE VII
RIGHT OF FIRST REFUSAL

In the event that Seller desires to sell any Parent Shares, it shall first offer the right to Purchaser to purchase such shares as set forth below:

(i) Before Disposing of any Parent Shares, Seller shall deliver to Purchaser a written notice (the “Transfer Notice”) setting forth (A) Seller’s intention to Dispose of all or a portion of the Parent Shares, and (B) the number of Parent Shares Seller proposes to Dispose of (the “Offered Shares”)

(ii) Purchaser shall have the irrevocable and exclusive option, but not the obligation, to purchase the Parent Shares to be Disposed of for a price equal to the average closing bid price for the Parent Shares for the five days immediately preceding the day the Transfer Notice is delivered to Purchaser. Such option shall be exercised by notifying Seller as to such number of the Offered Shares that Purchaser intends to purchase, within 20 days (the “Response Period”) of the delivery of the Transfer Notice to Purchaser. Failure by Purchaser to deliver the notice required by, and within the time frame set forth in, this Article VII shall be deemed an election not to purchase the Offered Shares.

(iii) In the event that Purchaser fails to elect to purchase all of the Offered Shares within the Response Period in accordance with Section (ii) above, or fails to close within sixty days after the expiration of the Response Period through no fault of Seller, the election, if any, made pursuant to said Section shall, at Seller’s option, be null and void and of no force or effect; whereupon, Seller may Dispose of the number of Parent Shares set forth in the Transfer Notice within a period of 120 days following the expiration of the Response Period (the “Third Party Closing Date”). If the proposed Disposition is not completed on or before the Third Party Closing Date, no Disposition of such shares shall be effected except pursuant to a new Transfer Notice and otherwise in accordance with this Article VII.

ARTICLE VIII
DEFINITIONS

8.01 Definitions. In addition to terms defined elsewhere in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition” means the purchase and sale of the Assets pursuant to this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person having record ownership of ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, who has the same home as such Person.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including without limitation, budgets, pricing guidelines, ledgers, journals, Contracts, Licenses, customer lists, computer files and programs, retrieval programs and operating data.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the state of Florida are authorized or obligated to close.

“Claim Notice” means written notification pursuant to Section 6.02(a) of a Third Party Claim as to which indemnity under Section 6.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 6.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Condition of the Business” means the business, condition (financial or otherwise), results of operations, assets, properties and prospects of the Business.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, , containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

“Dispose of” or “Disposition” or words of similar import (as the context may require) means any transfer, assignment, or grant of any right or interest relating thereto, whether voluntary or involuntary, and whether for value or not, during a Person’s lifetime or by reason of death, whether by sale, exchange, pledge, encumbrance, gift, judicial attachment, contribution to a trust or other entity, property settlement upon divorce, bequest or otherwise.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Employee” means each current employee, officer or consultant of Seller engaged in the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article V.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VI, including without limitation a Person against whom a claim is asserted pursuant to Section 6.02.

“Indemnity Notice” means written notification pursuant to Section 6.02(b) of a claim for indemnity under Article VI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, methods, designs, devices, tools, specifications, techniques, algorithms, formulae, improvements, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Knowledge” means in the case of an individual that he will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or would be expected to be aware of such fact or matter after due inquiry. When used with respect to the Seller, Knowledge means the Knowledge of Victor Gerber, Bruce Reisman or Merredith Brewer.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sales Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Operative Agreements” means, collectively, the other agreements to be entered into in connection with the Acquisition.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Effective Date.

“Purchaser Indemnified Parties” means Purchaser and the Parent, and each of their respective officers, directors, employees, agents and Affiliates.

“Representative” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel and accountants.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE IX
MISCELLANEOUS

9.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Fnds3000 Corp.
818 A1A North
Suite 201
Ponte Vedra Beach 32082
Attn: Michael Dodak

with a copy to:

Smith, Gambrell & Russell, LLP
50 N. Laura Street
Suite 2600
Jacksonville, Florida 32202
Facsimile No.: (904) 598-6229
Attn: Adam J. Buss, Esq.

If to Seller, to:

with a copy to:

Melvin Drukman, Esq.
Melvin Drukman, P.C.
1756 Century Blvd., Suite B
Atlanta, GA 30345

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.02 Entire Agreement. This Agreement, the Operative Agreements and the Nondisclosure Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE NONDISCLOSURE AGREEMENTS OR THE OPERATIVE AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OPERATIVE AGREEMENTS.

9.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses (including without limitation all broker’s or finder’s fees) incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

9.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VI.

9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein or (ii) any post-Closing purchaser of the Business or a substantial part of the Assets, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. Any dispute under or relating to this Agreement or the transactions contemplated hereunder may only be brought in the state coursts sitting in Duval County, Florida. Each of the Parties hereto consents to the jurisdiction of such courts and agrees not to raise any defense to the laying of venue therein including, without limitation, the defense of forum non conveniens.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures delivered as facsimiles shall be binding to the same extent as original signatures.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party as of the date first above written.

By: /s/Victor Gerber
Name: Victor Gerber
Title: CEO

By: /s/Victor Gerber
Name: Victor Gerber
Title: CEO

GUARANTEE
____________________
Fnds3000, Inc. hereby unconditionally guaranties the full and prompt payment and performance of all of Purchaser’s duties and obligations hereunder. In the event Purchaser fails at any time or times to pay or fulfill when due, or within the grace period therefore, any and all obligations of Purchaser which may accrue hereunder, FNDS3000, Inc. promises to pay or satisfy, as applicable, any and all such obligations forthwith, upon demand. This Guarantee may not be terminated, amended or supplemented, nor may any provision be waived, except by a writing signed by Seller, and shall bind and benefit the successors and assigns of the FNDS3000, Inc.

FNDS3000, INC.

By: /s/Michael J. Dodak
Name: Michael J. Dodak
Title: CEO

List of Exhibits:

Exhibit 1.01(a)(ii) - List of Phone Numbers

Exhibit 1.01(a)(iii) - List of other contracts assigned

Exhibit 1.01(b)(iv) - List of Website Domain Names Transferred

Exhibit 1.01(d) - List of Computers transferred

Exhibit 1.05 - Allocation of Purchase Price

Exhibit 4 - List of employee contracts

Seller Disclosure Schedules

EXHIBIT 1.05

ALLOCATION OF PURCHASE PRICE

Fixed Assets	$353,000.00

Merchant Portfolio	55% of remainder of purchase price

New Product Portfolio	45% of remainder of purchase price